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                                                                    Exhibit 99.1

                             [FOOT LOCKER, INC. LOGO]

                             N E W S   R E L E A S E
                             -----------------------


                                    CONTACT: Peter D. Brown
                                             Vice President, Investor Relations
                                             and Treasurer
                                             Foot Locker, Inc.
                                             (212) 720-4254


           FOOT LOCKER, INC. ANNOUNCES THE CLOSING OF ITS PURCHASE OF
                      FOOTACTION STORES FROM FOOTSTAR, INC.


NEW YORK, NY, May 7, 2004 - Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today announced that the Company had closed its purchase of approximately 350 Footaction stores from Footstar, Inc.

Footstar, Inc. filed for Chapter 11 bankruptcy protection on March 2, 2004, which requires that any disposition of its Footaction stores would be entered into under a Bankruptcy Code Section 363 sale process. The U.S. Bankruptcy Court subsequently approved the sale on April 21, 2004 and the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired on May 4, 2004.

Foot Locker, Inc. plans to report its first quarter 2004 results on Wednesday, May 19, 2004. A conference call is scheduled on May 20, 2004 for 10:00 a.m. ET to discuss these results, provide guidance with regard to its earnings outlook for 2004 and review the details of the Footaction acquisition.

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 3,600 athletic retail stores in 16 countries in North America, Europe and Australia. Through its Foot Locker, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.



                 Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company's filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company's merchandise mix and retail locations, the Company's reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, risks associated with foreign global sourcing, including political instability, changes in import regulations, disruptions to transportation services and distribution, and the presence of severe acute respiratory syndrome, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, including its plans for the marquee and launch footwear component of its business, and its plans for the integration of the Footaction stores. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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        Foot Locker, Inc., 112 West 34th Street, New York, New York 10120